Exhibit 99.1

Saga Communications, Inc.

Reports 4th Quarter and Year End 2011 Results

Free Cash Flow Increased 8.2%

Contact:

Samuel D. Bush

313/886-7070

Grosse Pointe Farms, MI – March 13, 2012 – Saga Communications, Inc. (NYSE Amex-SGA) today reported free cash flow increased 8.2% to $22.9 million for the year. Net operating revenue for the year ended December 31, 2011 of $127.3 million was approximately flat with the comparable period in 2010. Station operating expense increased less than 1.0% to $93.4 million (station operating expense includes depreciation and amortization attributable to the stations). Net income for the period was $12.6 million ($2.98 per fully diluted share) compared to net income of $15.1 million ($3.58 per fully diluted share) for the same period last year. Net income in 2010 was impacted by a $3.6 million gain due to a one-time payment for a frequency coordination of one of our FM stations.

For the quarter ended December 31, 2011 free cash flow increased 3.6% to $7.4 million. Net operating revenue decreased 3.6% from the comparable period in 2010 to $32.9 million. Station operating expense of $23.5 million for the quarter was approximately equal with the comparable period in 2010 (station operating expense includes depreciation and amortization attributable to the stations). Net income for the period was $4.1 million ($0.97 per fully diluted share) compared to $4.6 million ($1.08 per fully diluted share) for the same period last year.

The Company continues to maintain a solid balance sheet with $7.0 million in cash as of December 31, 2011. As of December 31, 2011, the Company’s outstanding bank debt was $69.1 million which is significantly below the $96.1 million which was outstanding on December 31, 2010. This is a trailing 12 month leverage ratio calculated as a multiple of EBITDA of 2.0 times.

Capital expenditures in the 4th quarter of 2011 were $1.4 million compared to $1.1 million for the same period last year. For the 2011 fiscal year total capital expenditures were $5.6 million compared to $4.3 million for the comparable period last year. The Company currently expects to spend approximately $5.0 million for capital expenditures during 2012.

Saga Communications utilizes certain financial measures that are not calculated in accordance with generally accepted accounting principles (GAAP) to assess its financial performance. Such non-GAAP measures include free cash flow, trailing 12 month consolidated EBITDA, and leverage ratio. These non-GAAP measures are generally recognized by the broadcasting industry as measures of performance and are used by Saga to assess its financial performance including but not limited to evaluating individual station and market-level performance, evaluating overall operations, as a primary measure for incentive based compensation of executives and other members of management and as a measure of financial position. Saga’s management believes these non-GAAP measures are used by analysts who report on the industry and by investors to provide meaningful comparisons between broadcasting groups, as well as an indicator of their market value. These measures are not measures of liquidity or of performance in accordance with GAAP, and should be viewed as a supplement to and not as a substitute for the results of operations presented on a GAAP basis including net operating revenue, operating income, and net income. Reconciliations for all of the non-GAAP financial measures to the most directly comparable GAAP measure are attached in the Selected Supplemental Financial Data table.

Saga Communications, Inc. is a broadcasting company whose business is devoted to acquiring, developing and operating broadcast properties. The Company owns or operates broadcast properties in 26 markets, including 61 FM and 30 AM radio stations, 3 state radio networks, 2 farm radio networks, 5 television stations and 4 low-power television stations. For additional information, contact us at (313) 886-7070 or visit our website at www.sagacommunications.com.

Saga’s 4th Quarter and Year End 2011 conference call will be on Tuesday, March 13, 2012 at 2:00 p.m. EDT. The dial-in number for all calls is (612) 234-9959. A transcript of the call will be posted to the Company’s web site.

The Company requests that all parties that have a question that they would like to submit to the Company to please email the inquiry by 1:00 p.m. EDT on March 13, 2012 to SagaIR@sagacom.com. The Company will discuss, during the limited period of the conference call, those inquiries it deems of general relevance and interest. Only inquiries made in compliance with the foregoing will be discussed during the call.

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words such as “believes,” “expects,” “anticipates,” “guidance” and similar expressions are intended to identify forward-looking statements. Key risks, including risks associated with Saga’s ability to effectively integrate the stations it acquires and the impact of federal regulation on Saga’s business, are described in the reports Saga Communications, Inc. periodically files with the U.S. Securities and Exchange Commission, including Item 1A of our annual report on Form 10-K. Readers should note that these statements may be impacted by several factors, including national and local economic changes and changes in the radio and television broadcast industry in general, as well as Saga’s actual performance. Results may vary from those stated herein and Saga undertakes no obligation to update the information contained here.

Saga Communications, Inc.

Selected Consolidated Financial Data

For The Three and Twelve Months Ended

December 31, 2011 and 2010

(amounts in 000’s except per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Operating Results
Net operating revenue	$32,910	$34,133	$127,295	$127,817
Station operating expense	23,450	23,408	93,362	92,754
Corporate general and administrative	1,736	1,754	7,590	7,274

Operating income	7,724	8,971	26,343	27,789
Interest expense	583	1,260	3,420	5,622
Write-off revolving credit facility debt issuance costs	—	—	1,326	—
Other (income) expense, net	536	29	536	(3,369)

Income before income tax	6,605	7,682	21,061	25,536
Income tax expense	2,500	3,115	8,430	10,400

Net income	$4,105	$4,567	$12,631	$15,136

Earnings per share
Basic	$0.97	$1.08	$2.98	$3.58

Diluted	$0.97	$1.08	$2.98	$3.58

Weighted average common shares	4,242	4,236	4,238	4,230
Weighted average common and common equivalent shares	4,247	4,241	4,242	4,231

Free Cash Flow
Net income	$4,105	$4,567	$12,631	$15,136
Plus: Depreciation and amortization:
Station	1,915	1,911	7,254	7,494
Corporate	59	61	232	224
Deferred tax provision	2,150	1,455	6,100	5,080
Non-cash compensation	72	212	383	927
Debt issuance cost write-off	—	—	1,326	—
Other (income) expense, net	536	29	536	(3,369)
Less: Capital expenditures	(1,437)	(1,089)	(5,577)	(4,348)

Free cash flow	$7,400	$7,146	$22,885	$21,144

Balance Sheet Data
Working capital			$16,322	$18,130
Net fixed assets			$63,186	$65,561
Net intangible assets and other assets			$96,188	$97,683
Total assets			$190,334	$199,803
Long-term debt (including current portion of $3,000 and $6,121, respectively)			$69,078	$96,078
Stockholders’ equity			$92,975	$80,078

Saga Communications, Inc.

Selected Supplemental Financial Data

For the Three and Twelve Months Ended

December 31, 2011 and 2010

(amounts in 000’s)

(Unaudited)

	Radio	Television	Corporate and Other	Consolidated
Three Months Ended December 31, 2011:
Net operating revenue	$27,936	$4,974	$—	$32,910
Station operating expense	19,819	3,631	—	23,450
Corporate G&A	—	—	1,736	1,736

Operating income (loss)	$8,117	$1,343	$(1,736)	$7,724

Depreciation and amortization	$1,446	$469	$59	$1,974

	Radio	Television	Corporate and Other	Consolidated
Three Months Ended December 31, 2010:
Net operating revenue	$28,997	$5,136	$—	$34,133
Station operating expense	19,828	3,580	—	23,408
Corporate G&A	—	—	1,754	1,754

Operating income (loss)	$9,169	$1,556	$(1,754)	$8,971

Depreciation and amortization	$1,460	$451	$61	$1,972

	Radio	Television	Corporate and Other	Consolidated
Twelve Months Ended December 31, 2011:
Net operating revenue	$108,938	$18,357	$—	$127,295
Station operating expense	79,130	14,232	—	93,362
Corporate G&A	—	—	7,590	7,590

Operating income (loss)	$29,808	$4,125	$(7,590)	$26,343

Depreciation and amortization	$5,518	$1,736	$232	$7,486

	Radio	Television	Corporate and Other	Consolidated
Twelve Months Ended December 31, 2010:
Net operating revenue	$109,891	$17,926	$—	$127,817
Station operating expense	79,012	13,742	—	92,754
Corporate G&A	—	—	7,274	7,274

Operating income (loss)	$30,879	$4,184	$(7,274)	$27,789

Depreciation and amortization	$5,772	$1,722	$224	$7,718

Saga Communications, Inc.

Selected Supplemental Financial Data

December 31, 2011 and 2010

(amounts in 000’s except ratios)

(Unaudited)

	Trailing Twelve Months Ended December 31,
	2011	2010
Trailing 12 Month Consolidated EBITDA (1)
Net income	$12,631	$15,136
Less: Loss on sale of assets	(643)	(386)
Other gains	109	195
Gain on license downgrade	—	3,561
Loss on write-off of unamortized debt issuance costs	(1,326)	—
Other	239	46

Total exclusions	(1,621)	3,416

Consolidated adjusted net income (1)	14,252	11,720
Plus: Interest expense	3,420	5,622
Income tax expense	8,430	10,400
Depreciation & amortization expense	7,486	7,718
Amortization of television syndicated programming contracts	721	732
Non-cash stock based compensation expense	383	927
Less: Cash television programming payments	(715)	(744)

Trailing twelve month consolidated EBITDA (1)	$33,977	$36,375

Total long-term debt, including current maturities	$69,078	$96,078
Divided by trailing twelve month consolidated EBITDA (1)	33,977	36,375

Leverage ratio	2.0	2.6

(1)	As defined in the Company’s credit facility.